Exhibit 12.1

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Year Ended December 31,
	2013	2014	2015	2016	2017
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(81,825)	$110,581	$197,077	$277,665	$295,432
Interest expense, net of amortization of premium/discount	339,044	254,380	236,709	218,963	219,689
Amortization of deferred financing fees	10,831	8,691	8,302	7,708	6,971
Distributed income of equity investees	409	454	512	422	381
Portion of rent expense representative of interest	443	416	364	312	288
Total Earnings	$268,902	$374,522	$442,964	$505,070	$522,761

Fixed Charges:
Interest expense, net of amortization of premium/discount	339,044	254,380	236,709	218,963	219,689
Capitalized interest	4,968	4,047	2,749	2,870	2,945
Amortization of deferred financing fees	10,831	8,691	8,302	7,708	6,971
Portion of rent expense representative of interest	443	416	364	312	288
Total fixed charges(1)	355,286	267,534	248,124	229,853	229,893
Preferred stock dividends	162	150	150	150	39
Total combined fixed charges and preferred stock dividends(2)	$355,448	$267,684	$248,274	$230,003	$229,932

Ratio of Earnings to Fixed Charges	—	1.4	1.8	2.2	2.3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	1.4	1.8	2.2	2.3

(1)	For the year ended December 31, 2013 fixed charges exceeded earnings by $86,384.

(2)	For the year ended December 31, 2013 combined fixed charges and preferred stock dividends exceeded earnings by $86,546.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

	Year Ended December 31,
	2013	2014	2015	2016	2017
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(81,819)	$110,581	$197,077	$277,665	$295,432
Interest expense, net of amortization of premium/discount	339,044	254,380	236,709	218,963	219,689
Amortization of deferred financing fees	10,831	8,691	8,302	7,708	6,971
Distributed income of equity investees	409	454	512	422	381
Portion of rent expense representative of interest	443	416	364	312	288
Total Earnings	$268,908	$374,522	$442,964	$505,070	$522,761

Fixed Charges:
Interest expense, net of amortization of premium/discount	339,044	254,380	236,709	218,963	219,689
Capitalized interest	4,968	4,047	2,749	2,870	2,945
Amortization of deferred financing fees	10,831	8,691	8,302	7,708	6,971
Portion of rent expense representative of interest	443	416	364	312	288
Total fixed charges(1)	$355,286	$267,534	$248,124	$229,853	$229,893

Ratio of Earnings to Fixed Charges	—	1.4	1.8	2.2	2.3

(1)	For the year ended December 31, 2013 fixed charges exceeded earnings by $86,378.